Exhibit 99.2

UA: Second Quarter 2007 Earnings Call – Brad Dickerson

Thanks Kevin. I am going to take a few minutes to provide some information around our second quarter Income Statement and Balance Sheet. First, our Income Statement.

Our Consolidated net revenue growth in the second quarter compared to the same period in the prior year was 51%, well exceeding our 2007 targeted top-line growth of 30 – 35%. This was driven by a 53% combined growth in our Men’s, Women’s, and Youth apparel sales. We are continuing to see benefits of an expanded product assortment and our Good/Better/Best strategy with average selling prices in apparel up approximately 8% compared to the second quarter in 2006. Year-to-date, our Consolidated net revenue grew 46%, with our apparel sales growing 38%.

We continue to see strong demand for our most mature business, our Men’s apparel. Growth in Men’s apparel for the quarter was 50% compared to 2006 and was driven by our compression, training, golf, and football products. Year-to-date, Men’s apparel growth was 37%.

Women’s apparel growth for the quarter was 53% compared to the prior year and was primarily driven by our compression and training products. This strong second quarter showing helped boost our Year-to-date Women’s apparel growth to 31%.

Our Youth apparel growth for the quarter was 90% compared to the prior year, driven by our compression and training products. Year-to-date, Youth apparel growth was 64%. We believe this continued strong growth in our youth category is a testament to our brand being the choice of this generation.

In addition to the 53% growth in our core apparel business, in the second quarter we also had strong growth in our non-apparel categories. Second quarter growth in Footwear of 29% was driven mostly by our second year of

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Football cleats. Our accessories business grew at 76% as a result of increased sales of our Football gloves, mainly from our new Blitz gloves. Licensing revenues increased 77% from continued strong demand for our socks, hats, and bags, along with our new licensing agreements which include distribution of products to college bookstores and golf pro shops along with performance eyewear products.

Operating Overview

Now moving to our gross margin. For the quarter, gross margin increased 120 basis points to 49.0% from 47.8% in the same period last year. There are several puts and takes impacting the margin for the quarter. I’ll take you through the significant highlights.

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First some good news here in that the temporary shifting of our supplier base to shorter lead time manufacturers that impacted our first quarter margins were less prevalent in the second quarter, enabling us to see a margin improvement related to product mix and costing on certain key items.

•	Second, as planned, beginning in 2007 we began to shift dollars previously given as customer discounts to in-store marketing in SG&A.

•	Third, growth in our Direct to Consumer businesses combined with our Licensing revenues provided improvement in gross margin for the quarter.

•	These gains were partially offset by increased sales returns and allowance reserves in the second quarter.

SG&A as a percentage of net revenues for the quarter was 42.2% compared to 44.0% in the prior year. On a dollar basis, SG&A for the second quarter totaled $50.9 million, an increase of $15.7 million compared to the same period in 2006.

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Within SG&A we continued to invest in our Brand by increasing investments in Marketing. Marketing costs represented 13.5% of net revenues in the quarter compared to 13.2% during the same period last year. This increase in cost for the quarter was driven by increased costs associated with our NFL, Auburn, Texas Tech, and South Carolina sponsorship deals, and as discussed in our gross margin highlights, increased in-store marketing costs. It is important to note, that approximately $2 million of marketing spend previously anticipated in the second quarter, will shift to the third quarter of 2007. As Wayne will mention later, this is mostly due to the timing of the installation of new concept shops, and will not affect our total year marketing spend. The increase in marketing costs represented over one-third of the dollar growth in the second quarter SG&A compared to the prior year.

Our operating income for the quarter increased to $8.2 million compared to $3.0 million in the prior year, an increase of 171%.

Operating margin for the second quarter was 6.8% compared to 3.8% in 2006.

In the second quarter of 2007, Other Income, net includes a $1.2 million pre-tax foreign currency gain, or $.01 diluted earnings per share.

The Effective Income Tax Rate for the quarter was 40.9% compared to 35.4% in the second quarter of the prior year. The lower rate in the prior year quarter was a result of a state tax credit received.

Our resulting Net Income for the quarter increased 136% to $5.7 million from $2.4 million in the same period last year. Second quarter Diluted earnings per share was $0.11 compared to $0.05 in the prior year. The $0.11 earnings per share was higher than our previously provided outlook of $0.02 to $0.03 per share due to stronger consumer demand, better than anticipated gross margins, and lower than planned SG&A spending, specifically in Marketing where we are shifting approximately $2 million in spend from the second quarter to the third.

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Balance Sheet Summary

Now I’d like to move on to the balance sheet.

Total cash and cash equivalents at the end of the quarter were $25.7 million and cash, net of debt, was $20.2 million compared to $33.7 million in the prior year. This decrease was driven by our investments in Inventory and capital expenditures which I will speak about shortly.

Net Accounts Receivable increased 31%, or $19.8 million, on a year over year basis. Our Accounts Receivable team has been working extremely hard to improve processes and communications with our customers in order to receive payments according to terms. This has obviously paid off in that our receivables balance continues to grow at a pace well below or top-line growth.

Inventory at quarter-end increased 61% to $128.8 million compared to the prior year quarter end. In addition to increased inventory needed to support our top line growth, this strategically planned increase in inventory was attributable to:

•	Increased safety stocks on our core offerings,

•	Increased percentage of volume from our Asian source base which increases in-transit volumes,

•	International expansion, specifically Europe, and

•	Increased average cost per unit of inventory of 11% driven by our new Fall/Winter Outerwear, along with the earlier receipt of Cold Gear and fleece products.

As we move to capital expenditures we need to continue to point out that we are building the foundation for large scalable businesses. We continue to plan 2007 capital expenditures at $34 to $36 million. Year-to-date, we have spent approximately $16.2 million. These expenditures were mostly related to infrastructure needs to support our continued growth and primarily included the following categories:

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First, approximately $8.0 million of CAPEX related to capacity expansion and improvements in our existing warehouses in anticipation of growth in our apparel and footwear businesses, along with continued investments in our warehouse management system implementation. This system will become fully operational in the first half of 2008.

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•	Second, In-Store fixtures and the beginning of our concept shop builds represented $2.5 million of the planned $11.0 million spend for the year.

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Third, Information Technology investments of approximately $2.4 million relating mostly to continued improvements and investments in SAP to support our growth, along with other general technology needs, and

•	The balance related primarily to the build out of new retail outlet stores and other general corporate needs.

Now I will turn it over to Wayne who will take you through our outlook for the remainder of 2007.

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UA: Second Quarter 2007 Earnings Call – Wayne Marino

Thanks Brad and good morning everyone. I’m going to spend time on our outlook for 2007 and the progress we have made to date on our initiatives.

First, our long term growth targets remain at 20-25% for both our top and bottom line. With two quarters behind us and better visibility into the full year we are increasing our 2007 outlook for both net revenues and income from operations.

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As a result of the continued demand for the Under Armour brand at retail and our ability to service this business with an appropriate level of inventory, we are raising our annual net revenue outlook to $580 to $590 million, an increase of 35% to 37% compared to last year and up from our previous outlook of $560 to 580 million.

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Taking into account our performance in the first half of the year, AND our continued investment in marketing and new businesses, we are raising our full year income from operations outlook to $79 to $81 million, an increase of 38% to 41% compared to last year and up from $74.5 to $77.5 million in our previous outlook.

Our long term strategic growth initiatives remain the same:

•	First, continue to grow our Men’s and Women’s apparel business

•	Second, enter new categories of Footwear while continuing to maintain a disciplined approach to gaining market share in existing categories and

•	Third, build the Under Armour Brand Internationally

We also believe that we have considerable opportunity in our direct-to-consumer business over the long-term.

Our continued investment in these growth drivers, as well as in the infrastructure to support our growth, including investment in people, is paramount to our long term success.

For 2007, we now expect our Men’s business to grow faster than the 20-25% previously stated, at a pace closer to 30% for the full year. We expect our other businesses to exceed a 30% growth rate for the full year.

Our Men’s and Women’s results during the first half of the year were bolstered by strong growth among our core Heat Gear compression styles. For the second half of the year, we are also anticipating robust growth in core compression styles, specifically the more seasonally relevant Cold Gear. We expect growth in core products to be complemented by new programs such as our Base program. Our new Base program for Men’s and Women’s gives us access to the mountain consumer and provides us with a vehicle to grow our base layer business beyond our existing compression styles, while also allowing us to expand our distribution in the mountain specialty channel.

On the international front, we will continue to focus on Western Europe, with particular emphasis on the UK, France and Germany. We currently sell to over 1,000 doors across Europe and are planning to expand that number by year end. We are planning to install over 75 shops at an average size of 41 1/2 square meters per shop in cities throughout the UK, Germany, France and Spain. We continue to believe that the long term opportunity for the Under Armour brand internationally is as large as the opportunity in the U.S. and we will make the appropriate investments in people, brand and infrastructure in 2007 and beyond to reach that goal. The addition of Peter Mahrer this month was one example of our long term commitment and vision for the Under Armour Brand in Europe.

Here are some highlights of our initiatives for 2007.

First, we realize that we have to continue to make the right investments to support large scaleable businesses:

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We will continue to invest in Working Capital, specifically core inventory to position ourselves to fill the demand for our product in the back half of the year. We are investing in infrastructure within our Distribution House. We are expanding our floor space at our Key Retail partners with in-store fixtures and concept shops, and we are making the investments to grow our Direct to Consumer business.

•	We will also continue to make one of our most important investments of all, the people necessary to help us build large scalable businesses.

We believe the near term impact of some of these investments will be:

•	Top line growth of 35%-37% to $580-590 million.

•	Gross Margin improvement for the full year.

•	SG&A leverage for the full year even while investing more dollars in Marketing.

•	Operating margin increasing once again for the 4th consecutive year.

Now let me take you through some of the detail:

First our Gross Margin. Based on our Gross Margin in Q2 we now see gross margin improvement of 20-30 bps for the full year. Here are some of the puts and takes:

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As Brad mentioned earlier, the good news is that the temporary shift that we began to see in Q1 to shorter lead time manufacturers (in an effort to fill demand) has paid off and we expect to be back to normal production levels with our strategic supplier base by year end.

•	Secondly, we anticipate that our higher margin Direct to Consumer business will grow at a faster rate than our overall business.

•	We will also have a positive benefit to our gross margins from the shift in spending from discounts to in-store marketing.

•	A portion of these improvements will be offset by our cleated footwear business, both football and baseball, which carry margins lower than our existing apparel margins.

Now moving to SG&A. We believe our Marketing has a direct impact on our top line growth. As I have previously stated, for the full year we are planning to invest at the high end of the range and as volumes increase we will be opportunistic with our marketing spend as we invest in campaigns to launch larger scalable businesses. It is worth noting that for Q3 marketing is planned to exceed the high end of the 10%-12% range and will include approximately $2.0m that shifted from Q2 due to the timing of the installation of the new concept shops and other in-store marketing. For Q4 marketing is planned at the low end of the range. Given our increase in our expectations for our top line, and our continued investment in marketing, we are expecting SG&A leverage of 10bps for the full year.

Taking this all into account, we have raised our expectations for income from operations for the full year to be in the range of $79 to $81 million, an increase of 38% to 41% compared to last year.

We are forecasting our Net Interest and Other Income to be approximately $3.1 million for the year including a foreign currency gain of approximately $1.2 million that Brad mentioned earlier. As our foreign currency transactions continue to increase in scale with our international businesses, we are implementing hedging strategies that we believe will limit our future exposure to these fluctuations. We are projecting our effective tax rate for year to increase to 41.3% as a result of additional state income taxes.

Weighted average diluted share count in 2007 is expected to be approximately 50.3 million.

Now turning to our Balance Sheet for 2007.

The increase in Inventory that Brad spoke about earlier is consistent with our previously stated strategy.

•	Be in stock on core offerings to meet consumer demand while improving our inventory efficiency over the long term.

•	Ship seasonal product at the start of the shipping window.

•	Earmark any seasonal excess for our 15 Outlet Stores and operate those stores at a profit.

Our investment in Core inventory during the first half of 2007 allowed us to fill a significantly greater percentage of demand for core items today than we did one year ago.

Similar to our strategy in 2006 (where we raised Inventory levels to meet the demand in the back half of the year), we will continue to invest in core inventory, specifically Fleece and Cold Gear, to position ourselves for anticipated strong consumer demand in the Fall 2007 season.

As we reach the service levels that maximize our ability to fulfill demand, our Supply Chain team, led by Jim Calo, will continue to work on reducing our lead times and improving our Inventory efficiency. Most recently, this team has been successful in reducing lead times by over 30 days for certain core styles. We expect these inventory initiatives to begin to impact our balance sheet positively in 2008.

Capital Expenditures:

As we previously stated, our Cap-x for 2007 is expected to be in the range of $34-36 million.

Cash Flow for 2007:

Taking into account our strategic investments, including our expected investment in working capital (specifically inventory) and our capital expenditures, in 2007 we are expecting to use approximately $12 million of our $70+ million cash balance at 12/31/06 to fund our growth.

We remain proud of our accomplishments for the quarter and we are confident that the investments we are making for the growth of the Brand will yield large scaleable businesses. We are excited about the opportunities we have created for the future, long term success of Under Armour.

This concludes our prepared remarks.

Now, Kevin, Brad and I will take your questions. I ask each of you to please limit yourself to 1 or 2 questions each, so we can hear from as many of you as possible.

Forward Looking Statements

Some of the statements contained in this document constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this document reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: our ability to forecast and manage our growth effectively; our ability to maintain effective internal controls; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; our ability to accurately forecast consumer demand for our products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks. The forward-looking statements contained in this document reflect our views and assumptions only as of the date of this document. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

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